Exhibit 5.1

Facsimile: 202.887.0763
2000 Pennsylvania Ave., NW Washington, D.C. 20006-1888 Telephone: 202.887.1500 Facsimile: 202.887.0763 www.mofo.com morrison & foerster llp

beijing, berlin, boston,

brussels, denver, hong kong,

london, los angeles, new york,

northern virginia, palo alto,

san diego, san francisco, shanghai,

singapore, tokyo, washington, d.c.

May 7, 2020

Board of Directors

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Re: UDR, Inc. - Common Stock Sold Under the ATM Sales Agreement

Ladies and Gentlemen:

We have acted as counsel to UDR, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale from time to time by the Company of up to 20,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value (“Common Stock”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-236846) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated March 3, 2020 (the “Base Prospectus”), and the prospectus supplement dated May 7, 2020, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company pursuant to the terms of the ATM Sales Agreement, dated July 31, 2017, and amended May 7, 2020 (the “Sales Agreement”), among the Company and J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Jefferies LLC and BTIG, LLC, acting as sales agents, forward sellers (except in the case of BTIG, LLC) and/or principals, and JPMorgan Chase Bank, National Association, Bank of America, N.A., Citibank, N.A., Morgan Stanley & Co. LLC, Wells Fargo Bank, National Association and Jefferies LLC, acting as forward purchasers, and one or more related Confirmations (as defined in the Sales Agreement), and in the manner described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Articles Supplementary of the Company; (ii) the Articles of Restatement of the Company, as amended through the date hereof (the “Charter”); (iii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iv) certain resolutions of the board of directors of the Company, relating to the issuance, sale and registration of the Shares; (v) the Registration Statement; and (vi) the Prospectus. In addition, we have examined originals or copies, certified or otherwise identified to our

UDR, Inc.

May 7, 2020

satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company. We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Charter. We have further assumed that, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon, subject to and limited by the foregoing, it is our opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Sales Agreement (and any related Confirmation) and resolutions of the board of directors of the Company or a duly authorized committee thereof, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing), as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about May 7, 2020, which will be incorporated by reference in the Registration Statement, and to reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP